Exhibit 11.1

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


The per share computation are based on the weighted average number of common shares outstanding during the periods.

                            Three Months Ended March 31,    Six Months Ended March 31,
                            ----------------------------    --------------------------
                                1997            1996           1997            1996
                              -------         -------        -------         -------
Shares outstanding at
beginning of period            9,696           9,696          9,696           9,596

Issuance of common
stock                           --              --             --               100

Repurchase and
retirement of common
stock                             (5)           --               (5)           --
                             -------         -------        -------         -------

Shares outstanding at
end of period                  9,691           9,696          9,691           9,696
                             =======         =======        =======         =======

Weighted average
shares outstanding             9,691           9,696          9,694           9,648
                             =======         =======        =======         =======

Net earnings                 $ 8,287         $ 6,355        $ 9,281         $ 6,714
                             =======         =======        =======         =======

Earnings per common
share                        $  0.86         $  0.66        $  0.96         $  0.70
                             =======         =======        =======         =======